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Exhibit 2.1

PURCHASE AND SALE AGREEMENT

        THIS PURCHASE AND SALE AGREEMENT (the "Agreement"), is entered into this 7th day of November, 2003, by and between Shell Pipeline Company LP, a Delaware limited partnership, and Equilon Enterprises LLC dba Shell Oil Products US, a Delaware limited liability company (collectively "Seller") and MarkWest Michigan Pipeline Company, L.L.C. ("Buyer"), a Michigan limited liability company. Seller and Buyer are hereinafter sometimes referred to individually as a "Party" or collectively as the "Parties." Other definitions used in this Agreement are found in Annex A attached hereto and made a part hereof.

        For and in consideration of the mutual covenants, obligations and benefits made and contained herein, the Parties agree as follows:

Article 1
Purchase and Sale

        A. Included Assets. Subject to the terms and conditions set forth below, Seller agrees to sell, grant, transfer, assign and convey, and Buyer agrees to purchase, acquire, pay for and accept all of Seller's right, title and interest in and to the following real and personal property interests, other than the Excluded Assets (the "Property"):

          (1)   The crude oil pipeline system and truck unloading facilities shown on Exhibits "A" and "A-1" attached hereto and made a part hereof (the "Pipelines" and the "Truck Facilities");

          (2)   All real property interests described and shown on Exhibit "B" attached hereto and made a part hereof ("Real Property");

          (3)   All Rights-of-Way and Permits appurtenant to or associated with the Pipelines and the Truck Facilities including those described on Exhibit "C", attached hereto and made a part hereof;

          (4)   The Assigned Contracts as further described on Exhibit "D" attached hereto and made a part hereof;

          (5)   Any and all pipe, pumps, motors, valves, fittings, tanks, miscellaneous equipment and facilities, and buildings associated with the Pipelines and the Truck Facilities including those described on Exhibit "E" attached hereto and made a part hereof ("Equipment");

          (6)   The Books and Records.

        B. Excluded Assets. The Property shall not include any real or personal property interests described on the attached Exhibit "F" (the "Excluded Assets"). In particular, Seller is not selling to Buyer any of its allowance oil or other oil held in inventory for Seller in any of the Property. In addition, Seller is not selling to Buyer any oil held in any of the Property for the account of shippers or customers. For all of the Excluded Assets, Buyer grants Seller a sixty (60) day right of access, commencing at the Closing Date, during normal business hours and upon reasonable advance notice to Buyer, to remove such assets from the Property at Seller's sole cost, risk and liability.

        C. Signage. Buyer acknowledges that it shall have no rights with respect to the use of the names "Shell Pipeline Company LP", "Shell Oil Products US" or any and all variations and derivatives thereof, all trademarks, service marks and logos associated therewith, nor any "Goodwill" associated with any of the foregoing. Within sixty (60) days after the Closing Date, Buyer shall remove or cause to be removed, all such names, marks or logos from wherever they may appear on the Property, including the removal of all Shell Pipeline Company LP or Shell Oil Products US line markers.

        D. One-Call. Buyer will promptly, but in no event later than sixty (60) days after the Closing Date, contact every appropriate one-call agency in the vicinity of any of the Property and have the contact information for one-calls changed from Seller's name to Buyer's name. This obligation of Buyer shall include sending revised maps to the one-call agencies where appropriate or required. Buyer shall send Seller a letter, to the Notices address contained in Article 25 of this Agreement, when the one-call notification information has been changed. Should Buyer fail to have the one-call information and maps changed to Buyer's name within sixty (60) days of the Closing Date, then Buyer shall pay to Seller one hundred dollars ($100.00) for each one-call received by Seller for any of the Property on or after the sixtieth (60th) day after the Closing Date.

Article 2
Purchase Price

        The price to be paid by Buyer to Seller for the Property shall be Twenty-One Million, One Hundred Fifty-Five Thousand ($21,155,000.00) (the "Purchase Price"), subject to the adjustments provided in Sections 5., A., and 6., B., payable at Closing (as defined below), by wire transfer in immediately available funds to an account to be designated by Seller.

Article 3
Closing

        Closing shall take place on December 18, 2003, at Seller's offices in Houston, Texas ("Closing"), or at such other time and place as agreed to in writing by the Parties. Control of operations, risk of loss, and transfer of title to the Property from Seller to Buyer shall be effective as of 7:00 a.m. local time on the Closing Date.

        A. Conditions to Closing. Except as expressly waived by the Parties, the obligations of the Parties to close this transaction are subject to the complete satisfaction, prior to Closing, of each of the following conditions, which conditions the Parties intend to be conditions precedent to Seller's obligation to convey the Property and to Buyer's obligation to pay the Purchase Price:

          (1)   All representations of the Parties set forth in this Agreement shall be true in all material respects as of the Closing Date as if made on the Closing Date, and the Parties shall have performed all covenants and conditions required by this Agreement to be performed at or prior to Closing and shall have taken all other actions reasonably necessary to close this transaction.

          (2)   No Law shall exist or shall have been enacted restricting or substantially delaying this transaction.

          (3)   Neither Party shall have exercised any right it may have to terminate or refuse to close under this Agreement.

          (4)   If applicable, each Party shall have complied with the requirements of federal and state securities Laws.

          (5)   No Casualty Loss shall have occurred prior to Closing. The term "Casualty Loss" shall mean any single event of loss or damage to the Property or any portion thereof which causes a Material Adverse Environmental Condition or a Material Defect.

          (6)   Each Party shall have received a certificate, dated as of the Closing Date, signed by the other Party's Secretary or Assistant Secretary certifying the incumbency of the officers executing this Agreement on behalf of such Party and any documents to be executed and delivered by it at the Closing.

          (7)   Seller shall have executed and delivered to Buyer the Conveyance Documents.

          (8)   Seller shall have received a guarantee of Buyer's performance from MarkWest Energy Partners, L.P.

        B. Termination. If any condition to a Party's obligation to close this transaction has not been satisfied or waived, and such condition was not within the control of that Party, and Closing has not occurred by the close of business on the Closing Date, such Party may terminate this Agreement immediately upon the giving of written notice of termination to the other Party. If this Agreement is terminated, Buyer shall return all records, maps, files, papers, and other property of Seller then in its possession, and neither Party shall hereafter have any liability under this Agreement. This provision shall not, however, apply to limit the liability of a Party in the event of a violation of this Agreement that would allow the other Party to terminate this Agreement. If Buyer fails to close for any reason other than a termination under any rights of termination granted to Buyer herein, then Buyer agrees to pay Seller, within ten (10) days following such termination, the sum of Five Hundred Thousand Dollars ($500,000). Upon payment of that termination fee, neither Party shall have any other obligations or liabilities to the other Party hereunder.

        C. Covenants of Seller. Until the Closing Date, Seller shall, unless Buyer shall otherwise consent in writing:

  a.
  operate the Property in the usual, regular and ordinary manner consistent with past practice;

  b.
  comply in all material respects with all applicable Laws;

  c.
  not waive, compromise or settle any right or Claim relating to the Property in an amount in excess of $10,000;

  d.
  not enter into, modify, amend or terminate any Assigned Contracts pertaining to or included within the Property;

  e.
  not mortgage, pledge, lease, encumber, sell or otherwise dispose of any portion of the Property; and

  f.
  not agree to take any action or actions prohibited by any of the foregoing clauses (a) through (e).

Article 4
Allocation of Proceeds and Purchase Price

        A. Proceeds from Operations. All proceeds attributable to the operation, ownership, use or maintenance of or otherwise relating to the Property prior to the Effective Time shall be the property of Seller and to the extent received by Buyer or its Affiliates, Buyer shall promptly and fully disclose, account for and transmit same to Seller. All proceeds attributable to the operation, ownership, use, or maintenance of or otherwise relating to the Property on and after the Effective Time shall be the property of Buyer and to the extent received by Seller or its Affiliates, Seller shall promptly and fully disclose, account for and transmit same to Buyer. At Closing, Seller shall transfer to Buyer all rights to revenues attributable to the Property to the extent arising from and after the Effective Time (including all information necessary to enable Buyer to properly invoice third parties for such amounts), and to the extent any such revenues were already received by Seller, Seller shall remit such amounts to Buyer.

        B. Purchase Price Allocation. The Purchase Price for the Property shall be allocated by the Parties' mutual agreement in substantially the same form attached hereto as Exhibit "G" which will represent a reasonable determination in good faith of the fair market value of the Property. Buyer and Seller agree that they shall use these allocations to prepare, on a consistent basis, and file as required, Form 8594 (Asset Acquisition Statement) under Section 1060 of the Code and not to take any position inconsistent therewith upon examination of any Tax return, in any refund claim, in any litigation, investigation or otherwise, unless required by applicable Laws or with the consent of the other Party.

Article 5
Responsibility For Contractual Payments and Obligations

        A. Contractual Payments. Seller shall be responsible for all rentals, contractual payments, compensation owed to employees, operating costs, expenses, fees, vendor and contractor invoices, billings, Taxes, charges, assessments and other indebtedness and obligations arising from the ownership, operation, use or maintenance of the Property (collectively, "Operating Expenses") prior to the Closing Date; however, Buyer shall reimburse Seller in an amount equal to $4,200 per day for each day from and after the Effective Time through the Closing Date, which shall be deemed full compensation to Seller for the Operating Expenses incurred during that period. Buyer shall be responsible for all such Operating Expenses arising from the ownership, operation, use or maintenance of the Property on and after the Closing Date.

        B. Obligations Relating to the Property. On and after the Closing Date, Buyer shall assume and perform all obligations and implied covenants of Seller relating to the Property (whether such obligations are to a grantor, a governmental body or any other Person) to the extent the same are attributable to periods of time on and after the Effective Time, including, but not limited to, any obligations arising with respect to the abandonment, or removal (as the case may be) of any existing facilities, Pipeline, appurtenant or associated Equipment or other personal property located on or included in the Property; provided, however, such assumed obligations shall exclude, and Seller agrees to retain and perform all obligations relating to the Property to the extent the same arise out of any Contracts which are not assigned to the Buyer as shown on Exhibit "D" hereto, all obligations that relate to the Excluded Assets, and all obligations for which Seller has indemnified Buyer.

        C. Adjustments Regarding Utilities. To the extent utilities have not been placed in Buyer's name as of the Effective Time, charges and credits for water, electricity, sewage, gas, and all other utilities shall be adjusted and apportioned between Seller and Buyer through the Effective Time. If Buyer receives invoices for utilities for any period of time prior to the Effective Time, Buyer will forward the invoices to Seller for payment. Likewise, if Seller receives invoices for utilities for any period of time on or after the Effective Time, Seller will forward the invoices to Buyer for payment.

Article 6
Taxes and Related Matters

        A. Cooperation. Buyer and Seller agree to furnish, or cause to be furnished, to each other, upon request, as promptly as practicable, such information and assistance relating to the Property as is reasonably necessary for the filing of all Tax returns, the preparation for any audit by any taxing authority, and the prosecution or defense of any Proceeding relating to any Tax return. Seller and Buyer shall cooperate with each other in the conduct of any audit or other Proceeding related to Taxes involving the Property and each shall execute and deliver such documents as are necessary to carry out the intent of this article.

        B. Property Taxes. All real estate, ad valorem and personal property taxes shall be prorated between Buyer and Seller as of the Closing Date. For purposes of this Agreement, general property Taxes in respect to the ownership or use of the Property for the calendar year in which the Effective Time occurs shall be prorated between Buyer and Seller as of the Effective Time regardless of when such general property Taxes are actually billed and payable. At Closing, Seller's portion of such general property Taxes attributable to the period prior to the Effective Time shall be deducted from the proceeds to be paid to Seller. Buyer shall actually pay to the taxing authority all general property Taxes for the year of Closing. Notwithstanding anything in this Agreement to the contrary, no further adjustment shall be made for such general property Taxes, and Buyer hereby agrees to assume the payment of all such general property Taxes effective upon Closing.

        C. Documentary Transfer Taxes. Buyer shall pay and bear all documentary transfer Taxes, realty transfer axes and charges or fees with respect to the transfer of real property or to the recordation of the documents necessary for the transfer of real property that may be required.

        D. Other Transfer Taxes. Buyer shall pay and be responsible for any other applicable transfer Taxes incurred in connection with the purchase and sale of the Property, including, without limitation, any federal, state or local sales, use, or excise Taxes, whether levied on Seller or Buyer. Buyer shall be responsible for, and will file all necessary Tax returns and other documentation with respect to all such Taxes and remit, upon the request of Seller, copies of the portions of such returns relevant to this Agreement and any necessary documentation to Seller.

        E. Confidential Tax Information. Notwithstanding anything to the contrary in this Agreement, neither Party shall be required at any time to disclose to the other Party, or to any other Person, absent legal constraint, any Tax return or other confidential Tax information.

        F. Deferred Like-Kind Exchange Cooperation. If so requested by Seller, Buyer shall, at no cost or obligation to Buyer, cooperate in structuring and completing all or a portion of this transaction for Seller so as to effect a disposition of "relinquished property" in connection with a multiple party deferred like-kind exchange pursuant to Section 1031 of the Code. In particular, Buyer hereby consents to the assignment of an interest in the Property to a "qualified intermediary" prior to the Closing hereunder and the assignment by Seller to such "qualified intermediary" of Seller's right to receive the Purchase Price hereunder. The terms "qualified intermediary," and "relinquished property" as used herein shall have the meanings ascribed to them in Treasury Regulations Section 1.1031(k)-1. . Each of the Buyer and the Seller agree to indemnify and hold harmless the other Party.

        G. Certification of Non-Foreign Status. On the Closing Date, Seller shall deliver to the Buyer a certificate in the form attached hereto as Exhibit "L" (Certification of Non-Foreign Status") signed under penalty of perjury (i) stating that it is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing its U.S. Employer Identification Number, and (iii) providing its address, all pursuant to Section 1445 of the Code.

Article 7
Seller's Representations

        Seller represents the following as of the date of this Agreement and as of the Closing Date:

        A. EXCEPT AS SET FORTH HEREIN AND IN THE CONVEYANCE DOCUMENTS: (1) SELLER IS SELLING THE PROPERTY ON AN "AS IS", "WHERE IS" BASIS AND DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES CONCERNING THE PROPERTY, (2) SELLER MAKES NO REPRESENTATION OR WARRANTY OF TITLE OR FITNESS WITH REGARD TO THE PROPERTY AND SELLER EXPRESSLY DISCLAIMS ANY WARRANTIES (EXPRESS, IMPLIED OR STATUTORY), WHETHER OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE, COVERING THE PROPERTY, AND (3) SELLER DOES NOT WARRANT TITLE, DESCRIPTION, VALUE, QUALITY, CONDITION, MERCHANTABILITY, OR FITNESS FOR PURPOSE OF ANY OF THE FACILITIES, PIPELINES, TRUCK FACILITIES, APPURTENANT OR ASSOCIATED EQUIPMENT OR OTHER REAL OR PERSONAL PROPERTY LOCATED ON OR INCLUDED IN THE PROPERTY.

        B. Seller makes no representations concerning the present or future value of the possible income, costs or profits, if any, to be derived from the Property.

        C. Seller has not incurred any obligation or liability, contingent or otherwise, nor made any agreement with respect to any broker or finder's fees arising out of or in any way related to the transaction contemplated by this Agreement.

        D. Shell Pipeline Company LP is a limited partnership and Equilon Enterprises LLC dba Shell Oil Products US is a limited liability company, both duly organized, validly existing and in good standing under the Laws of the State of Delaware and each is duly qualified to carry on business in the states in which its business requires it to be qualified.

        E. Seller has the power and authority necessary to enter into and perform this Agreement and the transaction contemplated hereby, and the execution, delivery and performance of this Agreement by Seller, and the transaction contemplated hereby, will not, with the passage of time or the giving of notice or both: (1) violate any provision of the formation documents of Seller, (2) violate any material agreement or instrument to which Seller is a party or by which Seller is bound, (3) violate any judgment, order, ruling or decree applicable to Seller as a party in interest, (4) violate any Law applicable to Seller or to this Agreement or (5) result in the creation or imposition of any Lien on any of the Property.

        F. The execution, delivery, and performance by Seller of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered on behalf of Seller and, at the Closing, all documents and instruments required hereunder to be executed and delivered by Seller shall have been duly executed and delivered by Seller. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Seller enforceable in accordance with their terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar Laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

        G. Seller is not (1) an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended or (2) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended or (3) a "foreign person" within the meaning of Section 1445 of the Code.

        H. Except as set forth in the Disclosure Schedule, to Seller's knowledge, neither Seller nor any portion of the Property is in violation of or in default under any Law, including Environmental Laws, or governmental certification requirement and there are no presently existing environmental remediation operations or sites, or any conditions which Seller would consider to be a Material Adverse Environmental Condition, on any portion of the Property.

        I. Except as set forth in the Disclosure Schedule, to Seller's knowledge, Seller has filed in a timely manner all required federal, state, and local income, sales, use, property, and franchise Tax returns related to the Property, and has paid (except amounts being diligently contested in good faith by appropriate Proceedings and disclosed in Section 7I of the Disclosure Schedule) all required Tax or similar assessments arising from or related to the Property, including any interest, penalties or additions attributable thereto shown as due on all such filings. Except as set forth in the Disclosure Schedule, no Proceeding or other actions which are pending, threatened or open seek the assessment or collection of additional Taxes of any kind from Seller specifically relating to any portion of the Property, and no other examination by the Internal Revenue Service or any other taxing authority affecting any portion of the Property is now pending. Taxes which Seller was required by Law to withhold or collect in respect to the Property have been withheld or collected and have been paid over to the proper Governmental Authorities or are properly held by Seller for such payment when due and payable.

        J. Except as set forth in the Disclosure Schedule, to Seller's knowledge (1) Seller has all Permits necessary for the operation of the Property as currently conducted, (2) each such Permit is in full force and effect, (3) Seller is in compliance with all its obligations with respect to those necessary Permits, and (4) no event has occurred which allows, or upon the giving of notice or the passage of time or both would allow, the revocation or termination of any Permit.

        K. Except for the Excluded Assets and any title gaps for which Buyer has assumed the risk under Section 8D, and except as set forth in the Disclosure Schedule, to Seller's knowledge, the Pipelines, Truck Facilities, Real Property, Rights-of-Way, and Equipment constitute all of the properties and assets necessary for the operation of the Pipelines and the Truck Facilities as the Pipelines and the Truck Facilities are currently used and operated. Except for any title gaps for which Buyer has assumed the risk under Section 8D, and except as disclosed in the Disclosure Schedule, to Seller's knowledge, the Pipelines, Truck Facilities, Real Property, Rights-of-Way, and Equipment are free and clear of all Liens (except for Permitted Encumbrances) created by, through or under Seller, but not otherwise and Seller has not assigned, transferred, exchanged or conveyed the Pipelines, Truck Facilities, Real Property or Rights-of-Way to any Third Person.

        L. Except as set forth in the Disclosure Schedule, to Seller's knowledge, Seller has not received (1) any written notice from any Governmental Authority of any actual or potential non-compliance with the terms and conditions of any Permits with respect to any portion of the Property; or (2) any written notice of any civil, criminal or administrative Proceeding involving any portion of the Property relating in any way to applicable Environmental Laws.

        M. Except as set forth in the Disclosure Schedule, to Seller's knowledge, (1) there is no pending or threatened Proceeding involving Seller or any of the Property, at law or in equity, by or before any Governmental Authority or any arbitrator or mediator which on the date hereof is still pending or threatened, and which, if adversely determined, would impair or prohibit the consummation of the transaction contemplated hereby and (2) there are no material orders, writs, judgments, stipulations, injunctions, decrees, determinations, awards or other decisions of any Governmental Authority, or any arbitrator or mediator, outstanding against Seller pertaining to any portion of the Property.

        N. Except as set forth on the Disclosure Schedule, (i) there are no preferential rights to purchase applicable to the transfer of any portion of the Property and (ii) the transfer of the Property, except for the Assigned Contracts, Real Property, Rights-of-Way and Permits, does not require the consent from any Third Person other than a Governmental Authority.

        O. Seller has provided or made available to Buyer true and correct copies of each Assigned Contract. Seller is not in material breach or default in the performance of its duties and obligations under any Assigned Contract. To Seller's knowledge, none of the other parties to any Assigned Contract is in breach or default in the performance of its duties and obligations thereunder and none of the Assigned Contracts has been terminated or revoked by any such other party.

        P. (i) To Seller's knowledge, all currently effective filings heretofore made by Seller to the Michigan Public Service Commission, the U.S. Environmental Protection Agency, and the U.S. Department of Transportation were made in compliance with applicable Laws and the factual information contained therein was true and correct in all material respects as of the respective dates of such filings.

  (ii)
  The right of Seller to receive payment pursuant to any tariff, rate schedule or similar instrument filed with or subject to the jurisdiction of any Regulatory Agency has not been suspended, and Seller has not received written notification questioning the validity of any such tariff, rate schedule or similar instrument.

        Q. There are no material outstanding authorizations for capital expenditure respecting the Property for which Buyer will be liable other than ordinary trade payables pursuant to which such expenditures are or may be required to be made.

        R. Seller has not received any payments by virtue of a prepayment arrangement under any Assigned Contract which would obligate Buyer, after Closing, to render services at some future time without receiving full payment therefor.

Article 8
Buyer's Representations

Buyer represents the following as of the date of this Agreement and as of the Closing Date:

        A. BUYER HAS CONDUCTED OR WILL CONDUCT ITS OWN EVALUATION OF THE PHYSICAL CONDITION OF THE PROPERTY AND IS ACQUIRING THE PROPERTY ON AN "AS IS", "WHERE IS" BASIS, PURSUANT TO BUYER'S INDEPENDENT INSPECTIONS, ESTIMATES, COMPUTATIONS, REPORTS, STUDIES, AND EVALUATIONS OF THE PREMISES. FURTHER, BUYER ACKNOWLEDGES THAT THE PROPERTY HAS BEEN USED FOR THE TRANSPORTATION OF CRUDE OIL AND MAY HAVE BEEN THE SUBJECT OF ONE OR MORE RELEASES OF CRUDE OIL AS A RESULT OF ITS USE.

        B. Buyer is acquiring the Property for its own benefit and account and not with the intent of distributing fractional undivided interests thereof as would be subject to regulation by federal or state securities Laws.

        C. By reason of Buyer's knowledge and experience in the evaluation, acquisition and operation of similar properties, Buyer has evaluated the merits and risks of purchasing the Property and has formed an opinion based upon Seller's express representations contained in this Agreement and upon Buyer's knowledge and experience and not upon the Information Memoranda or any information provided by Seller with or in the Information Memoranda or any representations by Seller other than as specifically set forth herein.

        D. Buyer assumes the risk of any transfer restrictions, renegotiation requirements or expiration of any easements, licenses, Rights-of-Way, Permits, franchises or other agreements applicable to the Property.

        E. Buyer shall comply with all applicable Laws and shall promptly obtain, or have transferred to its name, and maintain all permits or consents required by public or private parties in connection with the Property purchased.

        F. Buyer is a Michigan limited liability company duly organized, validly existing and in good standing under the Laws of the State of Michigan and is duly qualified to carry on business in the states in which the ownership of the Property requires it to be qualified.

        G. Buyer has not incurred any obligation or liability, contingent or otherwise, nor has it made any agreement with respect to any broker or finder's fees arising out of or in any way related to the transaction contemplated by this Agreement.

        H. Buyer has the power and authority necessary to enter into and perform this Agreement and the transaction contemplated hereby, and the execution, delivery and performance of this Agreement by Buyer, and the transaction contemplated hereby, do not violate (1) any provision of the formation documents of Buyer, (2) any material agreement or instrument to which Buyer is a party or by which Buyer is bound, (3) any judgment, order, ruling or decree applicable to Buyer as a party in interest or (4) any Law applicable to Buyer or to this Agreement.

        I. The execution, delivery, and performance by Buyer of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by all requisite action on the part of Buyer. This Agreement has been duly executed and delivered on behalf of Buyer, and, at the Closing, all documents and instruments required hereunder to be executed and delivered by Buyer shall have been duly executed and delivered by Buyer. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Buyer enforceable in accordance with their terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar Laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

        J. Buyer is not (1) an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended or (2) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended or (3) a "foreign person" within the meaning of Section 1445 of the Code.

Article 9
Pre-Acquisition Review

        A. Review Period. During the period commencing on the date of this Agreement and ending fifteen (15) days prior to Closing (the "Review Period"), Buyer and its Affiliates and the employees, agents and consultants of either shall have the right to do the following, at Buyer's expense and with the cooperation and assistance of Seller, subject to Buyer's executed confidentiality agreement ("Confidentiality Agreement"), and also subject to Buyer supplying to Seller, at least fifteen (15) days prior to Closing, copies of any reports and/or assessments prepared by Buyer or its Affiliates or the consultants of either, concerning the condition of the Property and allowing Seller to discuss the reports or assessments with the Person who prepared them:

          1.     Enter all or part of the Property, with Seller's representative, including all or any easements to view the Pipeline, the Truck Facilities, Equipment and other portions of the Property and the operations conducted thereon prior to Closing, including conducting surface inspections and Phase I environmental assessments, inventory, study and examination of the same, independently of any documents, data or information furnished by Seller hereunder; provided, however, subject to B., below, Buyer will not conduct any sampling of any kind in connection with any site assessment, including but not limited to any Phase II environmental assessment; and

          2.     Inspect and review the Books and Records, including all non-privileged files, records, documents and data related to the above matters, including, but not limited to, pipeline maintenance and construction records. Buyer acknowledges that it shall not have access to Seller's Pipeline Manuals used in the operation of the Pipelines or the Truck Facilities, which are considered by Seller to be proprietary property.

        B. Environmental Assessments.

              i.  Subject to the requirements below, following the execution of this Agreement, Buyer shall have the right to conduct a Phase II environmental assessment of the lands and ground underlying the three Lewiston 150,000-barrel tanks liners and underlying the liners at the Junction Station tank farm. Prior to commencing that work, Buyer will notify Seller in writing, stating (a) the sites at which such investigations are required, and (b) the nature of the further investigations to be undertaken, including a detailed Phase II environmental work plan ("Work Plan"), and (c) the identity of any consultants or consulting firms engaged by Buyer to perform that work for the investigation. It is understood and agreed that the Work Plan shall be subject to the following conditions: (1) tank areas-all sampling in tank areas will be accomplished from outside of the firewall and below any synthetic or engineered liner within the firewall, and (2) in all other cases, Buyer's investigation will commence at no less than one (1) foot below ground surface. Before Buyer commences that work, Seller will have the right to approve the Work Plan. Seller shall notify Buyer, within five (5) business days following receipt of Buyer's notification and Work Plan, whether or not Seller shall permit any or all of Buyer's requested investigations and whether Seller agrees to the proposed consultant and the Work Plan, which approval will not be unreasonably withheld. Should Seller not permit any or all of the Work Plan hereunder, then Buyer shall have the right to terminate this Agreement by providing written notice thereof to Seller, and upon that termination neither Party shall have any further obligations to the other Party hereunder.

             ii.  Except as set forth, and in compliance with, Section 9. B. i., above, Buyer shall not have the right to perform any sampling of any kind except as provided in this Section B. Should any of the inspections or assessments performed by or on behalf of Buyer under section 9.A.1. or 2., above, indicate, in Buyer's determination, that a Phase II environmental assessment, including sampling, drilling or other subsurface investigations is necessary because there is evidence of a reasonable likelihood of hydrocarbon contamination, Buyer will notify Seller in writing, stating (i) the sites at which such investigations are required, and (ii) the nature of the further investigations to be undertaken, including a detailed Phase II environmental work plan ("Work Plan") for the investigation. It is understood and agreed that any sampling, drilling or other subsurface investigations referred to in this Section B shall be subject to the following condition: (i) tank areas-all sampling in tank areas will be accomplished from outside of the firewall and below any synthetic or engineered liner within the firewall and (ii) in all other cases, Buyer's investigation will commence at no less than one (1) foot below ground surface. Seller will have the right to approve (i) any consultant engaged by Buyer to perform this work and (ii) any Work Plan prior to any of the work described above being undertaken by Buyer. Seller shall notify Buyer, within five (5) business days following receipt of Buyer's notification and Work Plan, whether or not Seller shall permit any or all of Buyer's requested investigations and whether Seller agrees to the proposed consultant and the Work Plan, in the case of the consultant and the Work Plan, which approval will not be unreasonably withheld. Should Seller not permit any or all of the further investigations required by Buyer hereunder, then Buyer shall have the right to terminate this Agreement by providing written notice thereof to Seller, and upon that termination neither Party shall have any further obligations to the other Party hereunder.

        C. Information is Confidential. Except as required by Law, all information acquired by Buyer in any inspection, inventory, study, or examination of the Property, and the results of any analysis thereof, shall be kept confidential by Buyer from anyone other than Seller in accordance with Buyer's executed Confidentiality Agreement. Should Buyer be required by any Law to disclose any information concerning the Property, Buyer shall notify Seller at least five (5) business days prior to the Buyer's disclosure of such information.

        D. Indemnity. Buyer shall indemnify, defend and hold harmless Seller and its Affiliates and their respective owners, officers, directors, employees, attorneys, and agents from any and all losses, liabilities, attorneys' fees, court costs, liens, or encumbrances for labor or materials, claims and causes of action arising out of any injury to or death of any Persons or damage to property occurring to or on the Property as a result of the exercise of Buyer's rights under this article, except to the extent the indemnified event or occurrence arises from or is caused by the sole negligence or fault of Seller. Seller shall have the right at all times to participate in the preparation for and conducting of any hearing or trial related to this indemnification provision, as well as the right to appear on its own behalf or to retain separate counsel to represent itself at any such hearing or trial.

        E. Termination Option. Except as hereinafter provided, Buyer shall have the option of terminating this Agreement by providing written notice to Seller on or before the last day of the Review Period, in the event Buyer determines during the Review Period that the Property is subject to any: (1) Material Adverse Environmental Condition, or (2) Material Defect. To be effective, any such notice shall specifically identify and describe the basis for such termination, and shall include reasonable evidence thereof. Neither (i) a minor deviation in the location of a Pipeline, relative to a defined Right-of-Way in an easement, (ii) a gap in a Right-of-Way, nor (iii) an encroachment onto a Right-of-Way shall be deemed to constitute a Material Defect for purposes of this Agreement.

        F. Seller's Remedy. Notwithstanding the delivery of a notice of termination by Buyer to Seller, this Agreement shall not be terminated if, within seven (7) days after Seller's receipt of such notice: (1) Seller remedies or agrees to remedy, to a degree which is mutually agreed during the referenced seven (7) day period, such Material Adverse Environmental Condition or Material Defect; or (2) Seller and Buyer mutually agree on an adjustment to the Purchase Price.

        G. Buyer's Termination. Notwithstanding the above, if Buyer can provide reasonable evidence that the Property is subject to Material Adverse Environmental Conditions or Material Defects that, when totaled together would (i) cost more than ten percent (10%) of the Purchase Price to remedy or cure Seller's ownership percentage of the condition or defect, or (ii) expose Buyer to claims, damages, penalties, assessments or costs in excess of ten percent (10%) of the Purchase Price for Seller's ownership percentage of the condition or defect, then Buyer, in its sole discretion, may terminate this Agreement.

        H. Negotiations with Agencies. If Seller agrees to remedy any specific Material Adverse Environmental Condition or Material Defect in the Property, then all negotiations and contacts with state, federal and local agencies for approval and review of such remedial action shall be made by Seller, and Buyer shall make no independent contacts with any of the agencies relative to such remedial action. Buyer shall receive copies of all correspondence between Seller and any agencies regarding such remedial action.

Article 10
Title

        A. Conveyances. At Closing, Seller shall grant, transfer, assign, convey, and deliver to Buyer, and Buyer shall accept from Seller, title to the Property by means of the Conveyance Documents. In the case of the Real Property, it shall be free and clear at Closing of any lawful claims (except for Permitted Encumbrances) of any third party claiming by, through or under Seller, but not otherwise and transfer shall be by means of a Special Warranty Deed.

        B. Title Examination. During the period commencing on the date of this Agreement and ending ten (10) days before Closing ("Title Examination Period"), Buyer and its Affiliates and their employees, agents and contractors shall have full access to and the right (subject to the executed Confidentiality Agreement) to examine all of Seller's title records relating to the Property, including but not limited to, those listed on Exhibit "C" attached hereto.

        C. Notice of Significant Title Defect. On or before the last day of the Title Examination Period, Buyer shall give Seller written notice of the land and property interests included in the Property that have a Significant Title Defect. Neither (i) a minor deviation in the location of a Pipeline, relative to a defined Right-of-Way in an easement, (ii) the gaps in the right-of-way set forth in the Disclosure Schedule nor (iii) an encroachment onto a Right-of-Way shall be deemed to constitute a Significant Title Defect for purposes of this Agreement. If any Significant Title Defect cannot be cured by Seller prior to the Closing Date, Buyer may, at its election, in writing: (1) terminate this Agreement without further obligation or liability by giving written notice to Seller any time prior to Closing; (2) offer to acquire the Property, including the portion affected by the Significant Title Defect, subject to the terms of this Agreement, but at a reduced Purchase Price, which offer Seller may accept or reject in its sole discretion; or (3) acquire the Property, including the portion affected by the Significant Title Defect, without adjustment to the Purchase Price.

Article 11
Seller's Responsibility for Claims Relating to the Property

        A. Seller's Environmental Responsibilities shall be as follows:

          (1)   ENVIRONMENTAL INDEMNITY. SELLER HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD BUYER, AND ITS AFFILIATES, AND THE DIRECTORS, OFFICERS, SHAREHOLDERS, OWNERS, EMPLOYEES, TENANTS, CONTRACTORS, ATTORNEYS, AGENTS, SUCCESSORS AND ASSIGNS OF ANY OF THEM, ("BUYER INDEMNITEES") HARMLESS FROM ANY CLAIMS (INCLUDING, WITHOUT LIMITATION, THIRD PARTY CLAIMS FOR PERSONAL INJURY, INCLUDING EXPOSURE, OR REAL OR PERSONAL PROPERTY DAMAGE), ACTIONS, ADMINISTRATIVE PROCEEDINGS (INCLUDING INFORMAL PROCEEDINGS), JUDGMENTS, DAMAGES, PENALTIES, FINES, COSTS, LIABILITIES (INCLUDING SUMS PAID IN SETTLEMENT OF CLAIMS), INTEREST OR LOSSES, CONSULTANT FEES, ATTORNEYS' FEES AND EXPERT FEES THAT ARISE OR ACCRUE DIRECTLY OR INDIRECTLY FROM OR AS A RESULT OF (i) THE EXISTENCE OF ENVIRONMENTAL CONDITIONS ACCRUING OR ARISING PRIOR TO THE CLOSING DATE OR (ii) VIOLATION OF APPLICABLE ENVIRONMENTAL LAW, EITHER OF WHICH WAS IN CONNECTION WITH THE OPERATION OF THE PIPELINES OR THE TRUCK FACILITIES BY SELLER PRIOR TO THE CLOSING DATE.

          (2)   Post Closing Assessment. Buyer, and its Affiliates and transferees, are prohibited from conducting post Closing environmental assessments except in those cases where a reasonably prudent pipeline operator, not afforded the indemnities provided in this Agreement, would conduct such assessments in the ordinary course of business or where required by Law or by a Governmental Authority having jurisdiction as a result of a post Closing release on the Property. Notwithstanding anything to the contrary herein, should Buyer, or its Affiliates or transferees, conduct a post Closing environmental assessment (i) in a case where a reasonably prudent pipeline operator, not afforded the indemnities provided in this Agreement, would not conduct such an assessment in the ordinary course of business or (ii) where not required or requested by Law or a Governmental Authority having jurisdiction, the Buyer, its Affiliates and transferees, shall indemnify, defend and hold harmless Seller Indemnitees from any and all Claims arising out of such post Closing environmental assessment.

        B. SELLER'S GENERAL INDEMNITY OF BUYER. SELLER HEREBY AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS BUYER INDEMNITEES FROM ANY AND ALL LOSSES, LIABILITIES, LIENS, ENCUMBRANCES, DAMAGES, JUDGMENTS, DEMANDS, SUITS, CLAIMS, ASSESSMENTS, CHARGES, FINES, PENALTIES OR EXPENSES, INCLUDING ATTORNEYS' FEES AND OTHER COSTS OF LITIGATION WHICH RESULT FROM INJURIES

TO OR DEATH OF ANY PERSONS, OR DAMAGES TO PROPERTY OF ANY KIND OR CHARACTER WHICH OCCUR PRIOR TO THE CLOSING DATEAND WHICH ARISE OUT OF, IN CONNECTION WITH, OR RESULT FROM: (1) THE OWNERSHIP, POSSESSION, OPERATION, USE OR MAINTENANCE OF THE PROPERTY BY SELLER BEFORE THE CLOSING DATE; OR (2) THE MATERIAL BREACH BY SELLER OF ANY OF ITS OBLIGATIONS OR REPRESENTATIONS HEREUNDER. SUCH INDEMNIFICATION SHALL APPLY EVEN THOUGH THE INDEMNIFIED EVENT OR OCCURRENCE ARISES FROM OR IS CAUSED BY THE CONCURRENT OR CONTRIBUTORY NEGLIGENCE, OR BOTH (WHETHER ACTIVE OR PASSIVE OR OF ANY KIND OR NATURE) OR FAULT OF BUYER, BUT SUCH INDEMNIFICATION SHALL NOT APPLY IF CAUSED BY THE GROSS NEGLIGENCE OF BUYER. THIS PARAGRAPH SHALL NOT APPLY TO ENVIRONMENTAL LIABILITIES AS SET OUT IN SECTION 11A.(1).

        C. LIMITATION ON INDEMNITIES. THE INDEMNITIES CONTAINED IN SECTIONS 11A.(2) AND 11B. SHALL APPLY TO MATTERS ACCRUING OR ARISING PRIOR TO THE CLOSING DATE FOR WHICH SELLER HAS RECEIVED NOTICE FROM BUYER WITHIN EIGHTEEN (18) MONTHS AFTER THE CLOSING DATE AND ARE SUBJECT TO AN AGGREGATE DEDUCTIBLE OF TWO HUNDRED THOUSAND DOLLARS ($200,000) EXCEPT THAT NO CLAIM LESS THAN FIFTY THOUSAND DOLLARS ($50,000) CAN BE INCLUDED IN THE AGGREGATE DEDUCTIBLE AMOUNT TO BE PAID BY BUYER AND A TOTAL AGGREGATE CAP OF ALL AMOUNTS TO BE PAID BY SELLER OF SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($7,500,000). IN NO EVENT SHALL SELLER BE LIABLE TO ANY PERSON OR COMBINATION OF PERSONS UNDER EITHER SECTION 11A.(2) OR 11B., OR BOTH OF THEM, FOR MORE THAN SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($7,500,000). EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, SELLER SHALL HAVE NO LIABILITY UNDER SECTIONS 11A.(2) OR 11B. FOR MATTERS OF WHICH BUYER DID NOT PROVIDE NOTICE TO SELLER WITHIN EIGHTEEN (18) MONTHS AFTER THE CLOSING DATE.

        D NO PUNITIVE DAMAGES. THE FOREGOING INDEMNITIES BY SELLER UNDER THIS ARTICLE 11 SHALL NOT COVER OR INCLUDE ANY PUNITIVE, INCIDENTAL, SPECIAL, CONSEQUENTIAL, INDIRECT OR EXEMPLARY DAMAGES EXCEPT TO THE EXTENT THAT SUCH DAMAGES ARE AWARDED TO A CLAIMANT UNDER ANY CLAIM FOR WHICH SELLER HAS AN INDEMNITY OBLIGATION TO BUYER.

        E. NO TRANSFER OF INDEMNITIES. SELLER'S INDEMNITIES CONTAINED IN THIS AGREEMENT ARE PERSONAL TO BUYER AND MAY NOT BE ASSIGNED TO ANOTHER PERSON. SHOULD BUYER SELL ANY ASSET PURCHASED UNDER THIS AGREEMENT, SELLER'S INDEMNITY RELATING TO THAT ASSET WILL BE IMMEDIATELY EXTINGUISHED.

Article 12
Buyer's Responsibility for Claims Relating to the Property

        A. Buyer's Environmental Responsibility shall be as follows:

          (1)   Future Remediation Sites. For any release occurring after the Closing Date (Post-Closing Release") Buyer agrees to accept full responsibility for all costs, including capital, operating and maintenance costs, incurred in connection with (i) any investigation or monitoring of Environmental Conditions or (ii) any clean-up, remedial, removal or restoration work of those Environmental Conditions, if any, either of which may be necessary on or after the Closing Date and required by any Governmental Authority with applicable jurisdiction because of the presence, suspected presence, release or suspected release of Hazardous Substances in the air, soil, surface water, or groundwater on or emanating from the Property to the extent, but only to the extent, directly caused by such Post-Closing Release (hereinafter the "Future Remedial Work"). All Future Remedial Work and the disposal of all waste generated by the Future Remedial Work will be in accordance with all applicable Laws. It is understood that no Future Remedial Work, as defined in this Section 12(1), shall be considered under or included in the indemnity cap or deductible amounts set out in Section 11C.

          (2)   ENVIRONMENTAL INDEMNITY. BUYER HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD SELLER AND ITS AFFILIATES AND THE DIRECTORS, OFFICERS, SHAREHOLDERS, OWNERS, EMPLOYEES, TENANTS, CONTRACTORS, ATTORNEYS, AGENTS, SUCCESSORS AND ASSIGNS OF ANY OF THEM ("SELLER INDEMNITEES") HARMLESS FROM ANY CLAIMS (INCLUDING WITHOUT LIMITATION THIRD PARTY CLAIMS FOR PERSONAL INJURY, INCLUDING EXPOSURE, OR REAL OR PERSONAL PROPERTY DAMAGE), ACTIONS, ADMINISTRATIVE PROCEEDINGS (INCLUDING INFORMAL PROCEEDINGS), JUDGMENTS, DAMAGES, PENALTIES, FINES, COSTS, LIABILITIES (INCLUDING SUMS PAID IN SETTLEMENT OF CLAIMS), INTEREST OR LOSSES, CONSULTANT FEES, ATTORNEYS' FEES AND EXPERT FEES THAT ARISE DIRECTLY OR INDIRECTLY FROM OR AS A RESULT OF (i) THE EXISTENCE OF ENVIRONMENTAL CONDITIONS THAT FIRST EXIST AFTER THE CLOSING DATE, OR (ii) VIOLATION OF APPLICABLE ENVIRONMENTAL LAW EITHER OF WHICH IS IN CONNECTION WITH THE OPERATION OF THE PIPELINES OR THE TRUCK FACILITIES BY BUYER ON OR AFTER THE CLOSING DATE. THIS SECTION 12A.(2) SHALL SURVIVE IN PERPETUITY FROM AND AFTER THE CLOSING DATE.

        B. BUYER'S GENERAL INDEMNITY OF SELLER. BUYER HEREBY AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS SELLER INDEMNITEES FROM ANY AND ALL LOSSES, LIABILITIES, LIENS, ENCUMBRANCES, DAMAGES, JUDGMENTS, DEMANDS, SUITS, CLAIMS, ASSESSMENTS, CHARGES, OR EXPENSES (INCLUDING ATTORNEYS' FEES AND OTHER COSTS OF LITIGATION), WHICH RESULT FROM INJURIES TO OR DEATH OF ANY PERSONS, OR DAMAGES TO PROPERTY OF ANY KIND OR CHARACTER WHICH OCCUR ON OR AFTER THE CLOSING DATE AND WHICH ARISE OUT OF, IN CONNECTION WITH, OR RESULT FROM: (1) THE OWNERSHIP, POSSESSION, OPERATION, USE OR MAINTENANCE OF THE PROPERTY BY BUYER ON AND AFTER THE CLOSING DATE; OR (2) THE MATERIAL BREACH BY BUYER OF ANY OF ITS OBLIGATIONS OR REPRESENTATIONS HEREUNDER. SUCH INDEMNIFICATION SHALL APPLY EVEN THOUGH THE INDEMNIFIED EVENT OR OCCURRENCE ARISES FROM OR IS CAUSED BY THE CONCURRENT OR CONTRIBUTORY NEGLIGENCE, OR BOTH (WHETHER ACTIVE OR PASSIVE OR OF ANY KIND OR NATURE) OR FAULT OF SELLER, BUT SUCH INDEMNIFICATION SHALL NOT APPLY IF CAUSED BY THE GROSS NEGLIGENCE OF SELLER. THIS PARAGRAPH SHALL NOT APPLY TO ENVIRONMENTAL LIABILITIES AS SET OUT IN SECTION 12A.(2). THIS SECTION 12B. SHALL SURVIVE IN PERPETUITY FROM AND AFTER THE CLOSING DATE.

        C. PUNITIVE DAMAGES. THE FOREGOING INDEMNITIES BY BUYER UNDER THIS ARTICLE 12 SHALL NOT COVER OR INCLUDE ANY PUNITIVE INCIDENTAL, SPECIAL, CONSEQUENTIAL, INDIRECT OR EXEMPLARY DAMAGES EXCEPT TO THE EXTENT THAT SUCH DAMAGES ARE AWARDED TO A CLAIMANT UNDER ANY CLAIM FOR WHICH BUYER HAS AN INDEMNITY OBLIGATION TO SELLER.

Article 13
Claims Procedure

        All claims for indemnification by a Party under Articles 11 or 12 (the Party claiming indemnification and the Party against whom such claims are asserted being herein called the "Indemnified Party" and the "Indemnifying Party", respectively) shall be asserted and resolved as follows.

        A. Claim Notice. In the event that any Claim for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a Third Person, such Indemnified Party shall, within forty-five (45) calendar days of the receipt thereof, give notice (the "Claim Notice") to the Indemnifying Party of such Claim specifying the nature of and specific basis for such Claim and the estimated amount thereof, to the extent then feasible, which estimate shall not be binding upon the Indemnified Party in its effort to collect the final amount of such Claim. The failure to give any such notice shall not affect the rights of the Indemnified Party to indemnification hereunder unless the Indemnified Party has proceeded to contest, defend or settle the Claim with respect to which it has failed to give prior notice to the Indemnifying Party. Additionally, to the extent the Indemnifying Party is prejudiced thereby, the failure to so notify the Indemnifying Party of any such Claim shall relieve the Indemnifying Party from liability that it may have to the Indemnified Party under the indemnification provisions contained in Article 11 or Article 12, as applicable, but only to the extent of the loss directly attributable to such failure to notify and shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party otherwise.

        B. Defense of Claim. The Indemnifying Party shall be given the opportunity, at its cost and expense, to contest and defend, by all appropriate legal Proceedings, any Claim with respect to which it is called upon to indemnify the Indemnified Party under the provisions of this Agreement; provided, however, that notice of the intention to so contest and defend shall be delivered by the Indemnifying Party to the Indemnified Party within thirty (30) calendar days following receipt of the Claim Notice. If the Indemnifying Party does not give notice to the Indemnified Party of its election to contest and defend any such Claim within such period then the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party and shall be responsible for all costs incurred in connection therewith. The Claim which the Indemnifying Party elects to contest and defend may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party as may be appropriate. Such Claim shall be conducted by counsel employed by the Indemnifying Party who shall be reasonably satisfactory to the Indemnified Party and the Indemnified Party shall have the right to participate in such Claim and to be represented by counsel of its own choosing at its own cost and expense. If the Indemnified Party joins in any such Claim, the Indemnifying Party shall have full authority to determine all action to be taken with respect thereto; provided that if the Indemnifying Party reserves its rights with respect to its indemnification obligations under this Agreement as to such Claim, then the Indemnified Party shall have full authority to determine all action to be taken with respect thereto. At any time after the commencement of defense of any Claim, the Indemnifying Party may request the Indemnified Party to agree in writing to the abandonment of such contest or to the payment or compromise by the Indemnifying Party of the asserted Claim provided the Indemnifying Party agrees in writing to be solely liable for all Losses relating to such Claim, whereupon such action shall be taken unless the Indemnified Party determines that the contest should be continued and notifies the Indemnifying Party in writing within fifteen (15) calendar days of such request from the Indemnifying Party. In the event that the Indemnified Party determines that the contest should be continued, the amount for which the Indemnifying Party would otherwise be liable hereunder shall not exceed the amount which the Indemnifying Party had agreed to pay in payment or consideration of such Claim, provided the other party to the contested Claim had agreed in writing to accept such amount in payment or compromise of the Claim as of the time the Indemnifying Party made request therefor to the Indemnified Party, and further provided that under such proposed compromise, the

Indemnified Party would be fully and completely released from any further liability or obligation with respect to the matters which are the subject of such contested Claim.

        C. Cooperation. If requested by the Indemnifying Party, the Indemnified Party agrees, at the Indemnifying Party's expense, to cooperate with the Indemnifying Party and its counsel in contesting any Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Claim in question, in making any counterclaim against the Person asserting the Third Person Claim, or any cross-complaint against any Person other than an Affiliate of the Indemnified Party.

        D. Third Party Claim. If any Indemnified Party should have a Claim against the Indemnifying Party hereunder that does not involve a Claim being asserted against or sought to be collected from it by a Third Person, the Indemnified Party shall send a Claim Notice with respect to such Claim to the Indemnifying Party. If the Indemnifying Party disputes such Claim, such dispute shall be resolved in the manner set forth in Article 33 hereof.

        E. Presence at Conferences. The Indemnified Party agrees to afford the Indemnifying Party and its counsel the opportunity, at the Indemnifying Party's expense, to be present at, and to participate in, conferences with all Persons asserting any Claim against the Indemnified Party and conferences with representatives of, or counsel for, such Persons.

Article 14
Incidental Contamination and NORM

        Buyer acknowledges that the Property may contain inter alia asbestos in pipe coating, undisplaced petroleum hydrocarbon products in Pipelines, coats of lead-based paints, mercury in electrical switches, and Naturally Occurring Radioactive Material ("NORM") in various potential forms. Buyer also expressly understands that special procedures may be required for the remediation, removal, transportation and disposal of these affixed or attached substances from the inside or outside of the piping, Equipment or the Property. Notwithstanding any contrary provision or definition contained herein, in connection with these substances affixed to the inside or outside of the piping, Equipment or the Property, Buyer expressly assumes all liability for or in connection with the future abandonment and removal of the Pipelines, the Truck Facilities, Equipment and other personal property included in the Property and the assessment, remediation, removal, transportation and disposal of any such Pipelines, Truck Facilities, Equipment and personal property and associated activities in accordance with all relevant rules, regulation and requirements of Governmental Authorities.

Article 15
Tariffs and Oil Held in the Pipelines or the Truck Facilities

        A. Adoption of Tariffs. Buyer agrees that, for a Pipeline which has tariffs on file with a Governmental Authority, it will either adopt the Seller's tariff or file its own to be effective as of the Effective Time, as prescribed by the rules and regulations of the applicable Governmental Authority. Seller will be responsible for all regulatory agency and Third Person contacts prior to Closing.

        B. Oil Held in the Pipelines or the Truck Facilities. The Pipelines and the Truck Facilities contain crude oil which is held for the account of shipper(s) or customer(s) of Seller, as the case may be. It is understood that title to the contents of the Pipelines and the Truck Facilities will remain with the shipper(s) or customer(s) and that Buyer assumes the obligation to handle such contents in accordance with applicable published tariff or contract provisions. Further, to the extent that such crude oil has been tendered for shipment in the Pipelines under an applicable published tariff, but not yet delivered, Buyer shall receive that crude oil for transportation in accordance with applicable published tariffs.

Article 16
Cooperation

        The Parties shall execute and deliver such additional documents and shall use all Reasonable Efforts: (1) to take or cause to be taken all such actions as may be necessary or advisable to close and make effective this transaction and (2) upon the request of Buyer, after Closing, Seller shall assist in obtaining consents from Third Persons which are necessary or appropriate to transfer any portion of the Property. It shall be Buyer's responsibility to obtain all governmental and Third Person consents and approvals necessary for the issuance, reissuance or transfer of environmental and land use permits, applications, Rights-of-Way, authorities to construct, Permits to operate, authorizations and licenses used or held by Seller or otherwise required in connection with the ownership, operation, use and maintenance of the Property. After Closing, each Party, at the request of the other Party, and without additional consideration, shall execute and deliver, from time to time, such additional documents of conveyance and transfer as may be necessary to accomplish the orderly transfer of the Property to Buyer in the manner contemplated in this Agreement.

        Seller acknowledges that, in order to comply with requirements of Regulation S-X promulgated by the Securities and Exchange Commission, Buyer may need to engage its independent public accountants, PricewaterhouseCoopers ("PWC"), to conduct an audit and provide an audit opinion in accordance with generally accepted auditing principles in the United States of historical financial statements derived for the business representing the Assets (excluding the Excluded Assets) (collectively, the "Audited Financial Statements"). Notwithstanding any other provision of this Agreement, each Seller shall provide such access to its books and records, and shall otherwise provide whatever other assistance is reasonably necessary (including, but not limited to, executing appropriate and reasonable representation letters to PWC), to enable Buyer and PWC to prepare and audit the Audited Financial Statements within 75 days of the Closing Date.

Article 17
Survival of Provisions

        All representations and indemnification obligations of the Parties set forth in this Agreement shall survive in accordance with the provisions of this Agreement.

Article 18
Costs and Expenses

        Except as otherwise expressly provided herein, each Party shall bear and pay its own costs and expenses, including but not limited to attorneys' fees, incurred in connection with this transaction.

Article 19
Risk of Loss

        The risk of damage, destruction, or other casualty loss to or of the Property shall remain with Seller from and after the execution of this Agreement until the Closing Date, at which time Seller shall place Buyer in possession of the Property; and from and after the Closing Date, all risks of damage, destruction, or other casualty loss to or of the Property shall be borne solely by Buyer.

Article 20
Joint Venture, Partnership and Agency

        Nothing contained in this Agreement shall be deemed to create a joint venture, partnership, Tax partnership or agency relationship between the Parties.

Article 21
Files and Records

        Not later than sixty (60) calendar days after Closing, Seller shall deliver to Buyer originals of the files, records, documents and data described in Section 1A.(6). If this transaction is not closed as to any portion of the Property, all originals or copies of files, records and documents described in Section 1A.(6), obtained from Seller in connection with the exercise of Buyer's Pre-Acquisition Review, and related solely to that portion of the Property not transferred as contemplated herein, shall be returned to Seller within five (5) calendar days after Closing.

Article 22
Publicity

        Seller and Buyer shall, and each shall use its Reasonable Efforts to cause its Affiliates to, cooperate in the development and distribution of all news releases and other public disclosures, irrespective of the form of communication, relating to the proposed transaction described in this Agreement, and to ensure that no such releases or disclosures are made without prior notice to, and the consent of, the other Party; provided, however, no news release or other disclosure whatsoever may disclose the terms of this Agreement unless both Parties agree to the form and content of such disclosure, including electronic communications, each being under no obligation to agree and having the right to withhold agreement for any reason; provided, however, that either Party may make all disclosures which, in the written opinion of counsel, are required under applicable Law, including, but not limited to, regulations of the Securities and Exchange Commission, with the Party making the disclosure giving the other Party as much advance notice thereof as is feasible.

Article 23
Recording and Filing

        Except as may be required by Law, this Agreement shall not be recorded or filed by either Party, or their successors or assigns, in or with any public or government office, officer, agency or records repository without the prior written consent of the other Party

Article 24
Confidentiality

        A. General. Seller and Buyer (and their respective Affiliates) each acknowledge that the information and material, in whatever form, including, but not limited to, this Agreement and the Exhibits, Annex and Disclosure Schedule (collectively, the "Confidential Information") disclosed or made available to it by, and relating to the other (and its Affiliates) prior to the Closing Date is confidential. Buyer and its Affiliates further acknowledge that this Agreement is subject to the Confidentiality Agreement previously executed by the Seller and the Buyer.

        B. Tax. Notwithstanding anything herein to the contrary, any Party to this Agreement (and any employee, representative, or other agent of any Party to this Agreement) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the transactions contemplated by this Agreement (the "Transactions") and all materials of any kind (including opinions or other Tax analyses) that are provided to it relating to such Tax treatment and Tax structure, except that (i) Tax treatment and Tax structure shall not include the identity of any existing or future Party (or any Affiliate of such Party) to this Agreement and (ii) this provision shall not permit disclosure to the extent required to be kept confidential to comply with applicable securities laws.

Article 25
Notices

        All notices and consents required or authorized hereunder shall be in writing and shall be deemed to have been duly given by one Party if delivered personally, faxed with receipt acknowledged, mailed by registered or certified mail, delivered by a recognized commercial courier or otherwise actually received by the other Party at the address set forth below, or such other address as one Party shall have designated by ten (10) calendar days prior written notice to the other Party:

Buyer's Address:	Seller's Address:
MarkWest Michigan Pipeline Company, L.L.C.	Shell Pipeline Company LP
155 Inverness Drive West, Suite 200	777 Walker Street
Englewood, Colorado 80112	Houston, Texas 77002
Attn: John Mollenkopf	Attn: Arlene Warden
Telephone: (303) 290-8700	Telephone: (713) 241-4492
Fax: (303) 290-8769	Fax: (713) 241-3788

Article 26
Time of Performance

        Time is of the essence in the performance of all covenants and obligations under this Agreement.

Article 27

        Entire Agreement This Agreement and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to this transaction and supersede all prior negotiations, statements, representations, discussions, correspondence, offers, agreements, and understandings relating to this transaction. This Agreement may be modified, amended or supplemented only upon the prior written agreement of the Parties.

Article 28
Assignment

        Buyer may not sell, assign, transfer, convey, option, mortgage, pledge or hypothecate its rights and obligations hereunder without the prior written consent of Seller, which consent shall not be unreasonably withheld. Upon any authorized sale, assignment, transfer, conveyance, option, mortgage, pledge or hypothecation hereunder, all of the terms, covenants and conditions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of Buyer, but Buyer shall remain liable for the performance of its obligations hereunder.

Article 29
Crude Oil Inventory

        The Pipelines and Truck Facilities will be gauged at 7:00 a.m. local time on the Effective Time, at which time the custody of all shippers' or customers' oil will be transferred to Buyer, and Buyer shall become responsible to each shipper for oil in Buyer's custody. The inventory will be determined by the Inventory Determination Procedure attached hereto as Exhibit "K". At the time of the transfer of custody of the shippers' or customers' oil, Seller shall become a shipper of any allowance oil or other oil held in inventory for Seller which remains in the Pipelines or the Truck Facilities at the Effective Time.

Article 30
Applicable Law

        THIS AGREEMENT, OTHER DOCUMENTS EXECUTED AND DELIVERED PURSUANT HERETO, AND THE LEGAL RELATIONS BETWEEN THE PARTIES WITH RESPECT TO THIS AGREEMENT, SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO RULES CONCERNING CONFLICTS OF LAWS. THIS AGREEMENT SHALL BE PERFORMED IN HARRIS COUNTY, TEXAS.

Article 31
Headings

        The headings used in this Agreement are inserted for convenience only and shall be disregarded in construing it.

Article 32
Exhibits

        The Exhibits, Annex, and Schedule listed below are attached to this Agreement and by this reference are fully incorporated herein:

Annex A	Definitions
Exhibits "A" and "A-1"	Pipelines and Truck Facilities
Exhibits "B"	Real Property
Exhibits "C"	Rights-of-Way and Permits
Exhibits "D"	Assigned Contracts
Exhibits "E"	Equipment
Exhibits "F"	Excluded Assets
Exhibit "G"	Purchase Price Allocation
Exhibit "H"	Assignment [Partial Assignment]
Exhibit "I"	Special Warranty Deed
Exhibit "J"	Bill of Sale
Exhibit "K"	Inventory Determination Procedure
Exhibit "L"	Certificate of Non-Foreign Status
Disclosure Schedule

Article 33
Dispute Resolution

        Any dispute, controversy or claim ("Dispute"), whether based on contract, tort, statute or other legal or equitable theory (including, but not limited to, any Dispute concerning any question of validity or effect of this Agreement, including this clause) arising out of or related to this Agreement (including any amendments or extensions) the breach or termination hereof or thereof, shall be settled by arbitration in accordance with the then current CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration of Business Disputes and this provision The arbitration shall be governed by the United States Arbitration Act 9 U.S.C.§§1-16 to the exclusion of any provision of state law inconsistent therewith or which would produce a different result and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction. The foregoing Dispute resolution procedures shall not be applicable in cases where the Dispute involves a claim for indemnity in response to or arising from litigation commenced by a Third Party.

Article 34
Other Provisions

        A. Transition Services. Seller will assist and cooperate with Buyer in order to effectuate an orderly transition. Upon Buyer's request, and at Buyer's sole cost and expense, Seller will, for a period not to exceed ninety (90) days, provide such transition services as have been mutually agreed upon in writing by Seller and Buyer.

        B. Records. Notwithstanding the inclusion of certain records, files and other data in the Property under Article 1, Seller shall have the right to copy and retain any copies of records, files and other data relating to the Property for which it has, or may have, any business, technical or legal need. To the extent that those records, files and other data or any other information made available to Buyer before or after the Closing contain proprietary business or technical information of Seller or its Affiliates, Buyer agrees to hold such records, files and other data in confidence and limit their use to the Property.

        Buyer shall not destroy or otherwise dispose of any records, files and other data acquired hereunder for a period of three (3) years following the Closing (except as to Tax records for which the period shall be the applicable statute of limitations) except upon thirty (30) days prior written notice to Seller. During such periods, Buyer shall make such records, files and other data available to Seller or its authorized representatives for any business, legal or technical need in a manner which does not unreasonably interfere with Buyer's business operations.

        C. No Third Person Beneficiaries. Except to the extent a Third Person is expressly given rights herein, any agreement contained, expressed or implied in this Agreement shall be only for the benefit of the Parties hereto and their respective legal representatives, successors and permitted assigns, and such agreements shall not inure to the benefit of the obligees of any indebtedness of either Party hereto, it being the intention of the Parties hereto that no Person shall be deemed a Third Person beneficiary of this Agreement, except to the extent a Third Person is expressly given rights herein. Notwithstanding anything herein to the contrary, nothing herein shall be deemed to create any rights with respect to any employee of either Party or any employee of any Affiliate of a Party, except as expressly provided herein with respect to an Indemnified Party under Article 11 or Article 12.

        D. Counterparts and Facsimiles. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile transmission of a signed copy of this Agreement shall be deemed an original and shall have the same valid and binding affect thereof.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

SHELL PIPELINE COMPANY LP BY ITS GENERAL PARTNER SHELL PIPELINE GP LLC
By:	/s/ S. V. METHVIN
Title:	President
EQUILON ENTERPRISES LLC DBA SHELL OIL PRODUCTS US
By:	/s/ S. V. METHVIN
Title:	VP Transportation
MARKWEST MICHIGAN PIPELINE COMPANY, L.L.C.
By:	/s/ JOHN C. MOLLENKOPF
Title:	Vice President Business Development

ANNEX A
Attached to and Made Part of
Purchase and Sale Agreement
Dated November 7th, 2003 between
Shell Pipeline Company LP
and Shell Oil Products US
and
MarkWest Michigan Pipeline Company, L.L.C.

Definitions

        As used herein and in the Agreement, the following terms shall have the meanings defined below:

        Affiliate shall mean, when used with respect to a specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person as of the time or for the time periods during which such determination is made. For purposes of this definition "control", when used with respect to any specified Person, means the power to direct the management and policies of the Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have the meanings correlative to the foregoing.

        Agreement shall mean this Purchase and Sale Agreement, including this Annex, the Exhibits and the Disclosure Schedule attached hereto, as amended, modified and supplemented from time to time.

        Assigned Contracts shall mean those Contracts that are a part of the Property and are described on Exhibit "D", as the same have been amended, modified and supplemented prior to the Date of this Agreement.

        Books and Records shall mean all non-privileged original files, records and data (excluding any legal opinions) relating to the Property, including, but not limited to, lease, land, and title records (including abstracts of title, title opinions and title curative documents), contracts, purchasing records, communications to and from any Governmental Authorities; Tax, accounting, and permitting files, health, safety and environmental records, and engineering and operating records relating to the Pipelines or the Truck Facilities. In the event that Seller claims that a document is privileged, Seller shall notify Buyer of that fact in writing prior to Closing. Files relating to litigation concerning the Property and Shell Pipeline Manuals used in the operation of the Pipelines or the Truck Facilities shall not be considered to be Books and Records.

        Buyer Indemnitees shall have the meaning given such term in Article 11.

        Casualty Loss shall have the meaning set forth in Section 3A.(7).

        Chemical Substance shall mean any chemical substance, including, but not limited to, any sort of pollutants, contaminants, chemicals, raw materials, intermediates, products, industrial or solid substances, materials, wastes, or petroleum products, including crude oil or any component or refraction hereof.

        Claim shall mean any demand, claim, notice of noncompliance or violation, loss, cost (including investigatory costs and attorneys' fees), damage, expense, action, suit, Proceeding, judgment, or liability of any nature whatsoever, except that the term Claim shall not include any costs related to Future Remedial Work.

        Claim Notice shall have the meaning set forth in Section 13A.

        Closing shall mean the Closing of the purchase and sale of the Property as contemplated by this Agreement.

        Closing Date shall mean the date set for the Closing in accordance with Article 3.

        Code shall mean the Internal Revenue Code of 1986, as amended.

        Confidential Information shall have the meaning set forth in Article 24.

        Confidentiality Agreement shall have the meaning set forth in Section 9A.

        Contracts shall mean any agreement, contract, commitment, lease, or instrument, including all amendments, modifications and supplements thereto.

        Conveyance Documents shall mean all deeds, bills of sale, assignments and other good and sufficient instruments of transfer, conveyance and assignment, in such form as attached to the Agreement as Exhibits "H", "I", and "J".

        Disclosure Schedule shall mean the disclosure schedule of even date with this Agreement prepared, and delivered to Buyer, by Seller.

        Dispute shall have the meaning set forth in Article 33.

        Effective Time shall mean 7:00 a.m. (local time), on December 1, 2003.

        Environmental Condition shall mean any Hazardous Substance or Chemical Substance which is on or affects the Property or which is released, emitted, or discharged from the Property.

        Environmental Law shall include, but shall not be limited to, CERCLA, RCRA, the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C., §8401, et seq., and the regulations thereunder, and any other local, state, and/or federal Laws or regulations, whether currently in effect, or promulgated or amended in the future, that govern:

  •
  The existence, cleanup and/or remedy of contamination on the Property;

  •
  The protection of the environment from spilled, deposited or otherwise emplaced contamination;

  •
  The control of hazardous wastes; or

  •
  The use, generation, transport, treatment, disposal, removal or recovery of Hazardous Substances or Chemical Substances, including building materials.

        Equipment shall have the meaning set forth in Section 1A.(5).

        Excise Taxes shall mean federal manufacturers excise taxes, applicable state or local sales and use taxes, gross receipts taxes (except those based on or measured by the net income or net worth of Seller or delivering party), business and occupation taxes, state or local product taxes, state or local inspection fees, state or local construction taxes. The tax shall include any interest or penalties that may become payable in respect thereof, but not including taxes based on capital gains or other income

        Excluded Assets shall mean those assets and properties listed or described on Exhibit "F".

        Governmental Authority shall mean any entity of or pertaining to government, including any federal, state, local, foreign, other governmental or administrative authority, agency, court, tribunal, arbitrator, commission, board or bureau.

        Hazardous Substance shall mean any substance which at any time shall be listed as "hazardous" or "toxic" in the regulations implementing the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") 43 U.S.C. 6901 et seq., the Resource Conservation and Recovery Act ("RCRA) 42 U.S.C.A. 6901 et. seq., the Toxic Substances Control Act (TSCA) 15 U.S.C.A. 2601 et. seq., or the Emergency Planning and Community Right to Know Act ("EPCRA") 42 U.S.C.A. 11001 et seq. or which has been or shall be determined at any time by any agency or court to be a hazardous or toxic substance and/or a threat to human health and/or the environment and regulated under applicable

Law. The term "Hazardous Substance" shall also include, for purposes of this Agreement, without limitation, the products of any manufacturing or other activities on the subject Property.

        Indemnified Party shall have the meaning set forth in Article 13.

        Indemnifying Party shall have the meaning set forth in Article 13.

        Information Memoranda shall mean confidential information memoranda previously provided to Buyer.

        Law shall mean all applicable local, state, federal and foreign laws and rules, regulations, codes, and ordinances promulgated thereunder, as well as case law, judgments, orders, consent orders, or decrees.

        Lien shall mean any lien, mortgage, pledge, security interest, adverse claim, clouds-on-title, options, or imperfections of title, other than Permitted Encumbrances.

        Losses shall mean any and all damages, losses, liabilities, payments, obligations, penalties, assessments, costs, disbursements or expenses (including interest, awards, judgments, settlements, fines, costs of redemption, diminutions in value, fees, disbursements and expenses of attorneys, accountants and other professional advisors and of expert witnesses and costs of investigation and preparation of any kind or nature whatsoever).

        Material Adverse Environmental Condition shall mean one or more Environmental Conditions which are not set forth on the Disclosure Schedule and which individually or in the aggregate, requires the expenditure of in excess of Two Hundred Thousand Dollars ($200,000) to cure or remedy however no single claim less than Fifty Thousand Dollars ($50,000) can be included in determining the aggregate total.

        Material Defect shall mean one or more defects in the Property (other than a title defect) which: (1) will significantly impair the operating functions, safety, conversion, or use of the Property; and (2) would cost of the asset, in excess of Two Hundred Thousand Dollars ($200,000) to cure or remedy however no single claim less than Fifty Thousand Dollars ($50,000) can be included in determining the aggregate total and (3) is not set forth on the Disclosure Schedule.

        Party and Parties shall have the meaning set forth in the preamble.

        Permit shall mean any license, permit, concession, franchise, authority, consent or approval granted by any Governmental Authority.

        Permitted Encumbrances shall mean (a) the Liens described in Section 7K of the Disclosure Schedule, and (b) Liens for current Taxes which are not yet due and payable or which Seller is contesting in good faith.

        Person shall mean any individual, corporation, partnership, joint venture, association, joint stock company, limited partnership, trust, unincorporated organization, Governmental Authority.

        Pipeline Manuals shall mean the manuals developed by Seller, or its predecessors, and used in the operation of its pipeline systems.

        Pipelines shall have the meaning set forth in Section 1A.l.

        Post-Closing Release shall have the meaning set forth in Section 12(1).

        Proceeding shall mean any action, suit, claim, investigation, review or other proceeding, at law or in equity, before any Governmental Authority or any arbitrator, board of arbitration or similar entity.

        Property shall have the meaning set forth in Section 1A. of the Agreement.

        Purchase Price shall have the meaning set forth in Article 2.

        Real Property shall have the meaning set forth in Section 1A.(2).

        Reasonable Efforts shall mean efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

        Review Period shall have the meaning set forth in Section 9A.

        Right-of-Way shall mean any right-of-way, easement, license or prescriptive right that is listed on Exhibit "C".

        Seller Indemnitees shall have the meaning set forth in Article 12.

        Significant Title Defect as used in this Agreement, includes, but is not limited to, one or more reservations, exceptions, limitations, restrictions, liens, encumbrances, or other defects which are not set forth on the Disclosure Schedule and which, individually or in the aggregate, results in or could result in Buyer having to expend in excess of Two Hundred Thousand Dollars ($200,000) to cure or remedy however no single claim less than Fifty Thousand Dollars ($50,000) can be included determining the aggregate total. Neither (i) a minor deviation in the location of a Pipeline, relative to a defined Right-of-Way in an easement, (ii) a gap in a Right-of-Way which was discussed in the Disclosure Schedules nor (iii) an encroachment onto a Right-of-Way shall be deemed to constitute a Significant Title Defect for purposes of this Agreement.

        Truck Facilities shall have the meaning set forth in Section 1A.l.

        Tax shall mean, as relating to any of the Property, any federal, state or local income tax, ad valorem tax, Excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax, or other tax, assessment, duty, fee, levy or other governmental charge, together with and including, without limitation, any and all interest, fines, penalties, assessments and additions to tax resulting from, relating to, or incurred in connection with any such tax or any contest or dispute thereof.

        Third Person shall mean any Person other than Seller or Buyer or their Affiliates.

        Title Examination Period shall have the meaning set forth in Section 10B.

        Other Terms.    Other terms may be defined elsewhere in the text of the Agreement and shall have the meaning indicated throughout the Agreement.

  Other Definitional Provisions

  1.
  The words "hereof, "herein", and "hereunder" and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

  2.
  The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

  3.
  Whenever a statement is qualified by the term "knowledge", or similar term or phrase, it is intended to indicate actual knowledge, or the possession of information, data or documents that would give actual knowledge, on the part of a Person or its officers, directors or employees with direct responsibility for the matter.

  4.
  Whenever the Parties have agreed that any approval or consent shall not be "unreasonably withheld," such phrase shall also include the Parties' agreement that the approval or consent shall not be unreasonably delayed or conditioned.

QuickLinks

  Exhibit 2.1